AMENDMENT TO THE AGREEMENT BETWEEN

REVOLUTIONARY CONCEPTS, INC. AND EYETALK365, LLC

THIS AMENDMENT (hereinafter “Amendment”) is made and entered into effective September 16, 2014 (“Amendment Effective Date”), by and between Revolutionary Concepts, Inc., a Nevada corporation having an address at 1914 JN Pease Place, Charlotte, NC 28262 (“Licensor”), and Eyetalk365, LLC, a North Carolina limited liability corporation having an address at 9923 Willow Leaf Lane, Cornelius, NC 28031 (“Licensee”).

WHEREAS, Licensor and Licensee entered into an Agreement executed February 10, 2014, (the “Agreement”); and

WHEREAS, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties wish to amend the Agreement as more specifically set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.

Terms in bold font used in this Amendment that are defined in the Agreement shall have the same meaning as in the Agreement unless expressly stated otherwise.

2.

This Amendment serves as written confirmation that Licensee accepts the Licensed Patent Rights and the grant of the worldwide Exclusive License subject to the changes and amendments contained herein, and the Licensor accepts the license Payments and Allotments subject to the changes and amendments contained herein.

3.

The following amendments and changes to the Agreement shall be as follows:

A.

The Whereas clauses of the Agreement shall be amended to read as follows:

1.

Whereas, Licensor owns and/or controls any and all rights, title, and interest in certain Patents and Patent Applications (“the Patents”) and the associated intellectual property rights pertaining thereto;

2.

Whereas, Licensor wishes to sell, assign, and transfer all of its right, title and interest in any inventions related to the Patents to the Licensee; and

3.

Whereas Licensee wishes to engage in the business of developing as well as marketing products and services protected by the Patents including all claims, demands, or causes of action that Licensor has or may have by reason of any infringement of the Patents prior to the effective date of this Agreement, including the exclusive right to sublicense, sue and collect damages for all past, present, and future infringement and all lost profits resulting therefrom. The Licensor also grants the Licensee the exclusive right to make, use, sell, or offer to sell products and services, including all inventions, related to the Patents including the exclusive right to prevent others from making, selling, using, or offering to sell any products or services related to or covered by the Patents.

B.

Article I, Paragraph 1 shall be amended to read as follows:

1. Licensed Patent Rights: Shall mean:

a.

Patents and Patent Application Serial Nos.:

1.

US Patent 8,164,614 B2 Dated Apr. 24, 2012, Communication and Monitoring System;

2.

US Patent 8,154,581 B2 Dated Apr. 10, 2012, Audio-Video Communication System for Receiving Person at Entrance;

3.

US Patent 8,144,184 B2 Dated Mar. 27, 2012, Detection and Viewing System;

4.

US Patent 8,144,183 B2, Dated Mar 27, 2012, Two-Way Audio-Video Communication Method for Receiving Person at Entrance;

5.

US Patent 8,139,098 B2, Dated Mar. 20, 2012, Video Communication Method for Receiving Person at Entrance;

6.

US Patent 7,193,644 B2 Dated Mar. 20, 2007, Automated Audio Video Messaging and Answering System; and

7.

US Patent Application 13/453,100, filed on April 23, 2012, Communication and Monitoring System.

b.

Any and all improvements developed by Licensor—or anyone under the direction, control or guidance of Licensor, either directly or indirectly, including contractors, subsidiaries and affiliates—whether patentable or not, relating or in any way pertaining to the Patents and Patent Application listed in Paragraph 1(a), which Licensor may now or may hereafter develop, own or control.

c.

Any and all patents, which may issue from the Patents and Patent Application listed in Paragraph 1(a) and improvements thereof, developed by Licensor—or anyone under the direction, control or guidance of Licensor, either directly or indirectly, including contractors, subsidiaries and affiliates—including any and all divisions, continuations, continuations-in-part, reissues, inventions and extensions of such Patents and Patent Application.

C.

Article I, Paragraph 2 shall be amended to read as follows:

2.

Product(s): Shall mean articles, goods, materials, techniques, devices, systems or methods embodying one or more claims of the Licensed Patent Rights that are made, used, offered for sale, or sold in the United States or that are produced in the United States through the use of one or more methods or processes claimed by the Licensed Patent Rights.

D.

Article I, Paragraph 3 shall be amended to read as follows:

3.

Gross Sales: Shall mean total US dollar amount generated from sale of Products by Licensee. Gross Sales specifically exclude any and all sales of Products by any Sub-Licensee(s).

E.

Article I, Paragraph 4 shall be amended to read as follows:

5.

Exclusive License:  Shall mean a license, including the exclusive right to sublicense and the exclusive right to commence, maintain, and terminate a suit for damages related to past, present, and/or future patent infringement including any claims for lost profits, and exclude others from making, selling, using, or offering to sell Products including any claims, demands, or causes of action Licensor have or may have had prior to the effective date of this Agreement, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

F.

Article I, Paragraph 8 shall be amended, and Paragraphs 9 to 11 shall be added, to read as follows:

8.

Royalty(ies): Shall mean revenues, received by Licensee from any and all Sub-Licensees, that are calculated as a percentage of the Sub-Licensee’s sales of Products.

9.

Fee(s): Shall mean the total net judgments, awards or settlements that result from patent infringement litigation, or contemplated patent infringement litigation, after deducting any and all expenses and costs for such litigation or contemplated litigation.

10.

Payment(s): Shall be defined according to ARTICLE III, Paragraph 1 of this License Agreement.

11.

Allotment(s): Shall be defined according to ARTICLE X, Paragraph 1 of this License Agreement.

G.

Article II, Paragraph 1 shall be amended to read as follows:

1.

Licensor hereby grants to Licensee the worldwide Exclusive License (which specifically includes the right to sublicense others and the right to sue for past, present, and/or future patent infringement), to make, have made, use, sell and offer for sale Products, to exclude others in making, using, selling, or offering to sell Products and to exploit the Patents and Patent Applications described in the Licensed Patent Rights at Licensee’s sole discretion.

H.

Article III, Paragraphs 1 to 5 shall be amended to read as follows:

1.

Payments. For the license herein granted:

a.

Licensee agrees to pay a sign-up amount of Nine Hundred Thousand Dollars ($900,000) in cash (or equivalent agreed upon consideration) to Licensor.

b.

Licensee shall pay Forty percent (40%) of Licensee’s Gross Sales to Licensor.

c.

Licensee agrees to pay all ongoing and future costs associated with the Licensed Patent Rights, as outlined in Article X and XI of this agreement.

d.

Licensee shall pay Forty percent (40%) of Royalties to Licensor.

2.

Sublicenses. The granting and terms of all sublicenses is within Licensee’s sole discretion.

3.

When a sale is made: A sale shall be regarded as being made upon the delivery of any Products.

4.

Currency: All sums payable by Licensee hereunder shall be paid to Licensor in the United States and in U.S. dollars.

5.

Interest: In the event any Payment or Allotment is not paid as specified herein, then a compound interest of eighteen percent per annum (18%) shall be due and payable, in addition to the Payments and Allotments accrued during the period of default.

I.

Article IV, Paragraphs 1 and 2 shall be amended to read as follows:

1.

Reports. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, or any renewal thereof, Licensee shall prepare and deliver a written report to Licensor setting forth the Gross Sales, Royalties and Fees generated during the period. If there are no Gross Sales, Royalties or Fees , a written statement to that effect shall be delivered by Licensee to Licensor on or before the specified date. At the time each report is made, Licensee shall pay to Licensor the Payments and Allotments then due and payable.

2.

Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1 hereof to be audited. Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent that Licensor, in its sole discretion, determines to be necessary to verify the reports provided for in paragraph 1 hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports, Payments and Allotments paid are correct, if not, the reasons why not.

J.

Article V shall be amended to read as follows:

Licensee shall have full and sole discretion to determine whether Products under this Agreement should be marked with the applicable Patent or Patent Application number(s).

K.

Article VII shall be amended to read as follows:

If a judgment or decree shall be entered in any proceeding in which the validity or infringement of any claim of any patent under which the License is granted hereunder shall be in issue, which judgment or decree shall become final, and if a final judgment shall have determined the specific claim to be invalid, Licensee shall be relived thereafter from including in its reports hereunder that portion of the Payments and

Allotments due under ARTICLE III payable only because of such claim or any broader claim to which such final judgment shall be applicable, and from the performance of any other acts required by this Agreement and pertaining to such claims.

L.

Article VIII, Paragraphs 1, 2(a), 3 and 5 shall be amended to read as follows:

1.

Termination by Licensee.

Option of Licensee: Licensee may terminate the license granted by this Agreement, provided Licensee shall not be in default hereunder, by giving Licensor one hundred eighty (180) day notice to its intention to do so. If such notice shall be given, then upon the expiration of such one hundred eighty (180) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to remit Payments and Allotments due or to satisfy any other obligations, accrued hereunder prior to the date of such termination.

2.

Termination by Licensor.

Option of Licensor: Licensor may, in its sole discretion, terminate this agreement by written notice to Licensee in case of:

a.

Default in the remittance of any Payment or Allotment required to be paid by Licensee to Licensor hereunder.

3

Effect of termination.

Termination of this agreement shall not impair or destroy Licensee’s or Licensor’s rights or remedies, either at law or in equity, or relieve Licensee of its obligation to remit Payments and Allotments due or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination. Termination of this agreement shall not impair or destroy any sublicenses granted by Licensee prior to the effective date of termination.

5.

–Reserved –

M.

Article IX shall be amended to read as follows:

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the licensed issued Patents or patents to issue under the Licensed Patent Rights under ARTICLE I. Licensee shall not be required to remit Payments and Allotments due only by reason of its use, sale, licensing, lease or sublicensing under issued Patents licensed by this Agreement that have expired or have been held to be invalid by a Final Judgment, where there are no other such patents valid and unexpired covering the Licensee’s use, sale, licensing, lease or sublicensing; provided, however, that such non-payment of Payments and Allotments shall not extend to Payments and Allotments already made to Licensor more than six (6) months prior to Licensee’s discovery of expiration or a Final Judgment.

N.

Article X shall be amended to read as follows:

1.

Expenses and proceeds of litigation. Where a patent infringement suit is brought by Licensee, Licensee shall maintain the litigation at its own expense and shall maintain the litigation at its sole discretion. If the patent infringement litigation, or a contemplated patent infringement litigation, results in a Fee, Licensee shall pay an Allotment of Forty percent (40%) of said Fee to Licensor.

O.

Article XI, Paragraphs 1, 2 and 5 shall be amended to read as follows:

1.

Licensee shall pay future costs of the prosecution of the Patent Applications pending, as set forth in the Licensed Patent Rights, as reasonably necessary to obtain a patent. Furthermore, Licensee will pay for the costs of filling, prosecuting and maintaining foreign counterpart applications to such pending Patent Applications, such foreign applications to be filed within ten (10) months of the filling date of the corresponding United States patent application.

2.

Licensee shall own improvements by the inventors. Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on patentable improvements made by inventors. Licensee shall retain all rights to future improvements by the inventors as expressed in this agreement for current assets and rights described herein.

5.

Notwithstanding the aforegoing paragraph of this ARTICLE XI, Licensee’s obligations under such paragraphs shall continue only so long as Licensee continues to have an Exclusive License of the Licensed Patent Rights.

P.

Article XII, Paragraph 2 shall be amended to read as follows:

2.

Assignees, etc. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensee, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

4.

With respect to the matters set forth herein, this Amendment amends and supersedes the Agreement and supersedes all prior negotiations and writings. In all other respects the Agreement shall remain unchanged. In the event that a conflict arises between this Amendment and the Agreement, this Amendment shall take precedence over the language of the Agreement. All unmodified terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Revolutionary Concepts, Inc., Licensor		Eyetalk365, LLC, Licensee
By:	/s/ Ronald Carter	By:	/s/ Ross Helfer
Printed Name:	Ronald Carter	Printed Name:	Ross Helfer
Title:	President	Title:	Manager